UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 1)1

Itron, Inc.
(Name of Issuer)

Common Stock, no par value per share
(Title of Class of Securities)

465741106
(CUSIP Number)

JEROME J. LANDE
COPPERSMITH CAPITAL MANAGEMENT, LLC
1 World Trade Center, 85th Floor
New York, New York 10007
(212) 804-8001

STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 28, 2015
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON COPPERSMITH VALUE PARTNERS II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 160,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 160,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 160,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON COPPERSMITH CAPITAL PARTNERS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 160,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 160,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 160,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON COPPERSMITH CAPITAL MANAGEMENT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 920,259
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 920,259
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 920,259
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON JEROME J. LANDE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 920,259
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 920,259
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 920,259
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%*
14	TYPE OF REPORTING PERSON IN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON CRAIG ROSENBLUM
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 920,259
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 920,259
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 920,259
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%*
14	TYPE OF REPORTING PERSON IN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LONG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 18,506
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 18,506
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,506
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LB LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,702
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 26,702
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,702
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 516,581
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 516,581
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 516,581
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PARTNERS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,306
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 15,306
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,306
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA WINDMILL FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 349,957
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 349,957
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,957
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 99,035
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 99,035
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,035
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PX INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 687,239
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 687,239
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,239
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LB INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 55,558
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 55,558
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,558
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LONG INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 77,516
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 77,516
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,516
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA CAPITAL GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,846,400
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,846,400
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,846,400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%*
14	TYPE OF REPORTING PERSON OO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA CAPITAL MANAGEMENT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,893,911
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,893,911
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,893,911
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14	TYPE OF REPORTING PERSON PN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA MANAGEMENT, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,893,911
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,893,911
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,893,911
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14	TYPE OF REPORTING PERSON CO

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON MATTHEW SIROVICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 1,893,911
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 1,893,911
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,893,911
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14	TYPE OF REPORTING PERSON IN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON JEREMY MINDICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 1,893,911
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 1,893,911
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,893,911
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14	TYPE OF REPORTING PERSON IN

____________________
* An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D. See Item 5 for further detail.

CUSIP NO. 465741106

The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (“Amendment No. 1”).  This Amendment No. 1 amends the Schedule 13D as specifically set forth herein. An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by Coppersmith Value II and held in the Coppersmith Accounts were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted. The aggregate purchase price of the 160,000 Shares beneficially owned by Coppersmith Value II is approximately $4,760,874, including brokerage commissions. The aggregate purchase price of the 760,259 Shares held in the Coppersmith Accounts is approximately $24,999,999, including brokerage commissions.

The Shares purchased by each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and held in the Managed Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 18,506 Shares beneficially owned by Scopia Long is approximately $587,648, excluding brokerage commissions.

The aggregate purchase price of the 26,702 Shares beneficially owned by Scopia LB is approximately $842,640, excluding brokerage commissions.

The aggregate purchase price of the 516,581 Shares beneficially owned by Scopia PX is approximately $16,265,022, excluding brokerage commissions.

The aggregate purchase price of the 15,306 Shares beneficially owned by Scopia Partners is approximately $482,521, excluding brokerage commissions.

The aggregate purchase price of the 349,957 Shares beneficially owned by Scopia Windmill is approximately $11,028,796, excluding brokerage commissions.

The aggregate purchase price of the 99,035 Shares beneficially owned by Scopia International is approximately $3,121,720, excluding brokerage commissions.

The aggregate purchase price of the 687,239 Shares beneficially owned by Scopia PX International is approximately $21,648,850, excluding brokerage commissions.

The aggregate purchase price of the 55,558 Shares beneficially owned by Scopia LB International is approximately $1,714,696, excluding brokerage commissions.

The aggregate purchase price of the 77,516 Shares beneficially owned by Scopia Long International is approximately $2,460,395, excluding brokerage commissions.

CUSIP NO. 465741106

The aggregate purchase price of the 47,511 Shares held in the Managed Account is approximately $1,497,206, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 38,138,896 Shares outstanding as of July 31, 2015, which is the total number of Shares outstanding as reported in the Issuer’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 6, 2015.

A.	Coppersmith Value II

(a)	As of the close of business on September 29, 2015, Coppersmith Value II beneficially owned 160,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 160,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 160,000
4. Shared power to dispose or direct the disposition: 0

(c)	Coppersmith Value II has not entered into any transactions in the Shares since the filing of the Schedule 13D.

B.	Coppersmith Partners

(a)	Coppersmith Partners, as the general partner of Coppersmith Value II, may be deemed the beneficial owner of the 160,000 Shares owned by Coppersmith Value II.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 160,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 160,000
4. Shared power to dispose or direct the disposition: 0

(c)	Coppersmith Partners has not entered into any transactions in the Shares since the filing of the Schedule 13D.

C.	Coppersmith Capital

(a)
As of the close of business on September 29, 2015, 760,259 Shares were held in the Coppersmith Accounts. Coppersmith Capital, as the Investment Manager of Coppersmith Value II and the Coppersmith Accounts, may be deemed the beneficial owner of the (i) 160,000 Shares owned by Coppersmith Value II and (ii) 760,259 Shares held in the Coppersmith Accounts.

Percentage: Approximately 2.4%

CUSIP NO. 465741106

(b)	1. Sole power to vote or direct vote: 920,259
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 920,259
4. Shared power to dispose or direct the disposition: 0

(c)	Coppersmith Capital has not entered into any transactions in the Shares since the filing of the Schedule 13D.

D.	Mr. Lande

(a)
Mr. Lande, as the Managing Member of each of Coppersmith Partners and Coppersmith Capital, may be deemed the beneficial owner of the (i) 160,000 Shares owned by Coppersmith Value II and (ii) 760,259 Shares held in the Coppersmith Accounts.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 920,259
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 920,259

(c)	Mr. Lande has not entered into any transactions in the Shares since the filing of the Schedule 13D.

E.	Mr. Rosenblum

(a)
Mr. Rosenblum, as a Member of each of Coppersmith Partners and Coppersmith Capital, may be deemed the beneficial owner of the (i) 160,000 Shares owned by Coppersmith Value II and (ii) 760,259 Shares held in the Coppersmith Accounts.

Percentage: Approximately 2.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 920,259
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 920,259

(c)	Mr. Rosenblum has not entered into any transactions in the Shares since the filing of the Schedule 13D.

F.	Scopia Long

(a)	As of the close of business on September 29, 2015, Scopia Long beneficially owned 18,506 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 18,506
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 18,506
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia Long since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

G.	Scopia LB

(a)	As of the close of business on September 29, 2015, Scopia LB beneficially owned 26,702 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 26,702
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 26,702
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia LB since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

H.	Scopia PX

(a)	As of the close of business on September 29, 2015, Scopia PX beneficially owned 516,581 Shares.

Percentage: Approximately 1.4%

(b)	1. Sole power to vote or direct vote: 516,581
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 516,581
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia PX since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

I.	Scopia Partners

(a)	As of the close of business on September 29, 2015, Scopia Partners beneficially owned 15,306 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 15,306
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,306
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

J.	Scopia Windmill

(a)	As of the close of business on September 29, 2015, Scopia Windmill beneficially owned 349,957 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 349,957
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 349,957
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia Windmill since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

K.	Scopia International

(a)	As of the close of business on September 29, 2015, Scopia International beneficially owned 99,035 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 99,035
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 99,035
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

L.	Scopia PX International

(a)	As of the close of business on September 29, 2015, Scopia PX International beneficially owned 687,239 Shares.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 687,239
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 687,239
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia PX International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

M.           Scopia LB International

(a)	As of the close of business on September 29, 2015, Scopia LB International beneficially owned 55,558 Shares.

Percentage: Less than 1%

CUSIP NO. 465741106

(b)	1. Sole power to vote or direct vote: 55,558
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 55,558
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia LB International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

N.           Scopia Long International

(a)	As of the close of business on September 29, 2015, Scopia Long International beneficially owned 77,516 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 77,516
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 77,516
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Scopia Long International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

O.	Scopia Capital

(a)
Scopia Capital, as the Managing Member of each of Scopia Long, Scopia LB, Scopia PX and Scopia Partners, and the general partner of each of Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International, may be deemed the beneficial owner of the: (i) 18,506 Shares owned by Scopia Long; (ii) 26,702 Shares owned by Scopia LB; (iii) 516,581 Shares owned by Scopia PX; (iv) 15,306 Shares owned by Scopia Partners; (v)  349,957 Shares owned by Scopia Windmill; (vi) 99,035 Shares owned by Scopia International; (vii) 687,239 Shares owned by Scopia PX International; (viii) 55,558 Shares owned by Scopia LB International; and (ix) 77,516 Shares owned by Scopia Long International.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 1,846,400
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,846,400
4. Shared power to dispose or direct the disposition: 0

(c)
Scopia Capital has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

P.	Scopia Management

(a)
As of the close of business on September 29, 2015, 47,511 Shares were held in the Managed Account. Scopia Management, as the Investment Manager of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and the Managed Account, may be deemed the beneficial owner of the: (i) 18,506 Shares owned by Scopia Long; (ii) 26,702 Shares owned by Scopia LB; (iii) 516,581 Shares owned by Scopia PX; (iv) 15,306 Shares owned by Scopia Partners; (v)  349,957 Shares owned by Scopia Windmill; (vi) 99,035 Shares owned by Scopia International; (vii) 687,239 Shares owned by Scopia PX International; (viii) 55,558 Shares owned by Scopia LB International; (ix) 77,516 Shares owned by Scopia Long International; and (x)  47,511 Shares held in the Managed Account.

Percentage: Approximately 5.0%

(b)	1. Sole power to vote or direct vote: 1,893,911
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,893,911
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the Shares by Scopia Management through the Managed Account and on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Q.	Scopia Inc.

(a)
Scopia Inc., as the general partner of Scopia Management, may be deemed the beneficial owner of the: (i) 18,506 Shares owned by Scopia Long; (ii) 26,702 Shares owned by Scopia LB; (iii) 516,581 Shares owned by Scopia PX; (iv) 15,306 Shares owned by Scopia Partners; (v)  349,957 Shares owned by Scopia Windmill; (vi) 99,035 Shares owned by Scopia International; (vii) 687,239 Shares owned by Scopia PX International; (viii) 55,558 Shares owned by Scopia LB International; (ix) 77,516 Shares owned by Scopia Long International; and (x)  47,511 Shares held in the Managed Account.

Percentage: Approximately 5.0%

(b)	1. Sole power to vote or direct vote: 1,893,911
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,893,911
4. Shared power to dispose or direct the disposition: 0

(c)
Scopia Inc. has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

R.	Mr. Sirovich

(a)
Mr. Sirovich, as a Managing Member of Scopia Capital and Managing Director of Scopia Inc., may be deemed the beneficial owner of the: (i) 18,506 Shares owned by Scopia Long; (ii) 26,702 Shares owned by Scopia LB; (iii) 516,581 Shares owned by Scopia PX; (iv) 15,306 Shares owned by Scopia Partners; (v)  349,957 Shares owned by Scopia Windmill; (vi) 99,035 Shares owned by Scopia International; (vii) 687,239 Shares owned by Scopia PX International; (viii) 55,558 Shares owned by Scopia LB International; (ix) 77,516 Shares owned by Scopia Long International; and (x)  47,511 Shares held in the Managed Account.

Percentage: Approximately 5.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,893,911
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,893,911

(c)
Mr. Sirovich has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

S.	Mr. Mindich

(a)
Mr. Mindich, as a Managing Member of Scopia Capital and Managing Director of Scopia Inc., may be deemed the beneficial owner of the: (i) 18,506 Shares owned by Scopia Long; (ii) 26,702 Shares owned by Scopia LB; (iii) 516,581 Shares owned by Scopia PX; (iv) 15,306 Shares owned by Scopia Partners; (v)  349,957 Shares owned by Scopia Windmill; (vi) 99,035 Shares owned by Scopia International; (vii) 687,239 Shares owned by Scopia PX International; (viii) 55,558 Shares owned by Scopia LB International; (ix) 77,516 Shares owned by Scopia Long International; and (x)  47,511 Shares held in the Managed Account.

Percentage: Approximately 5.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,893,911
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,893,911

(c)
Mr. Mindich has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

An aggregate of 2,814,170 Shares, constituting approximately 7.4% of the Shares outstanding, are reported in this Amendment No. 1 to the Schedule 13D.

The Reporting Persons, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Person.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

CUSIP NO. 465741106

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 30, 2015

COPPERSMITH VALUE PARTNERS II, LP

By:	Coppersmith Capital Partners, LLC General Partner

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

COPPERSMITH CAPITAL PARTNERS, LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

COPPERSMITH CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

/s/ Jerome J. Lande
JEROME J. LANDE

/s/ Craig Rosenblum
CRAIG ROSENBLUM

CUSIP NO. 465741106

SCOPIA LONG LLC	SCOPIA WINDMILL FUND LP

SCOPIA LB LLC	SCOPIA INTERNATIONAL MASTER FUND LP

SCOPIA PX LLC	SCOPIA PX INTERNATIONAL MASTER FUND LP

SCOPIA PARTNERS LLC	SCOPIA LB INTERNATIONAL MASTER FUND LP

SCOPIA LONG INTERNATIONAL MASTER FUND LP

By: Scopia Capital Management LP
Investment Manager

By: Scopia Management, Inc.
General Partner

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

SCOPIA CAPITAL MANAGEMENT LP

By:	Scopia Management, Inc. General Partner

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

SCOPIA CAPITAL GP LLC			SCOPIA MANAGEMENT, INC.

By:	/s/ Matthew Sirovich		By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich		Name:	Matthew Sirovich
	Title:	Managing Member		Title:	Managing Director

/s/ Matthew Sirovich
MATTHEW SIROVICH

/s/ Jeremy Mindich
JEREMY MINDICH

CUSIP NO. 465741106

SCHEDULE A

Transactions in the Shares Since the Filing of the Schedule 13D

Shares of Common Stock Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

SCOPIA LONG LLC

877	30.9984	09/22/2015
742	31.3274	09/23/2015
421	31.2904	09/24/2015
1,111	32.2459	09/25/2015
888	31.9131	09/28/2015
432	31.2851	09/29/2015

SCOPIA LB LLC

1,252	30.9984	09/22/2015
1,059	31.3274	09/23/2015
601	31.2904	09/24/2015
1,585	32.2459	09/25/2015
1,333	31.9131	09/28/2015
648	31.2851	09/29/2015

SCOPIA PX LLC

24,051	30.9984	09/22/2015
20,336	31.3274	09/23/2015
11,537	31.2904	09/24/2015
30,443	32.2459	09/25/2015
27,423	31.9131	09/28/2015
13,330	31.2851	09/29/2015

SCOPIA PARTNERS LLC

713	30.9984	09/22/2015
603	31.3274	09/23/2015
342	31.2904	09/24/2015
902	32.2459	09/25/2015
812	31.9131	09/28/2015
395	31.2851	09/29/2015

SCOPIA WINDMILL FUND LP

16,706	30.9984	09/22/2015
14,126	31.3274	09/23/2015
8,014	31.2904	09/24/2015
21,146	32.2459	09/25/2015
18,791	31.9131	09/28/2015
9,134	31.2851	09/29/2015

CUSIP NO. 465741106

SCOPIA INTERNATIONAL MASTER FUND LP

4,611	30.9984	09/22/2015
3,898	31.3274	09/23/2015
2,212	31.2904	09/24/2015
5,836	32.2459	09/25/2015
5,257	31.9131	09/28/2015
2,555	31.2851	09/29/2015

SCOPIA PX INTERNATIONAL MASTER FUND LP

31,997	30.9984	09/22/2015
27,054	31.3274	09/23/2015
15,349	31.2904	09/24/2015
40,501	32.2459	09/25/2015
36,476	31.9131	09/28/2015
17,728	31.2851	09/29/2015

SCOPIA LB INTERNATIONAL MASTER FUND LP

2,607	30.9984	09/22/2015
2,205	31.3274	09/23/2015
1,251	31.2904	09/24/2015
3,300	32.2459	09/25/2015
2,773	31.9131	09/28/2015
1,348	31.2851	09/29/2015

SCOPIA LONG INTERNATIONAL MASTER FUND LP

3,674	30.9984	09/22/2015
3,107	31.3274	09/23/2015
1,762	31.2904	09/24/2015
4,650	32.2459	09/25/2015
3,717	31.9131	09/28/2015
1,807	31.2851	09/29/2015

SCOPIA CAPITAL MANAGEMENT LP
(Through the Managed Account)

2,212	30.9984	09/22/2015
1,870	31.3274	09/23/2015
1,061	31.2904	09/24/2015
2,800	32.2459	09/25/2015
2,530	31.9131	09/28/2015
1,230	31.2851	09/29/2015